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The Vantagepoint Funds

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT DIVERSIFIED ASSETS FUND

777 North Capitol Street, NE
Suite 600
Washington, DC 20002

INFORMATION STATEMENT

Important Notice Regarding Internet Availability of this Information Statement:

This information statement is available at http://www.icmarc.org/prospectus

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint Diversified Assets Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangements. The change was approved by the Board of the VP Funds on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA” or the “Adviser”), without shareholder approval, as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000. We Are Not Asking You for a Proxy and You are Requested Not to Send us a Proxy.

This Information Statement is being mailed on or about July 2, 2009 to shareholders of record of the Fund as of June 30, 2009.

INTRODUCTION

VIA is the investment adviser for each of the VP Funds. VIA employs a “manager of managers” arrangement in managing the assets of the VP Funds. Under this arrangement, VIA, subject to approval by the Board, may hire, terminate or replace subadvisers unaffiliated with the VP Funds or VIA (“unaffiliated subadvisers”), and modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended, and the Board has approved, an amendment (“Amendment”) to the existing subadvisory agreement (the “Subadvisory Agreement”) with Payden & Rygel (“Payden” or the “Interim Subadviser”). Payden has served as a subadviser to the Fund since its inception, utilizing a short duration fixed income strategy, and the amendment provides for Payden to receive a fee for managing additional assets of the Fund pursuant to a low duration global fixed income strategy. These assets were previously managed by Drake Capital Management, LLC (“Drake”).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement under which a person serves as investment adviser or subadviser of the fund. In order to employ the “manager of managers” arrangement discussed above, the VP Funds and VIA requested and received an exemptive order from the SEC on May 8, 2000 (the “SEC Order”). The SEC Order exempts VIA and the VP Funds from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve subadvisory agreements with such subadvisers on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, at a meeting held on March 27, 2009 (the “March Meeting”), the Board, including a majority of the Directors who are not “interested persons” of the VP Funds or of VIA under the 1940 Act (“Independent Directors”), approved the Amendment to the Subadvisory Agreement among the VP Funds, VIA and Payden. As discussed later in this Information Statement, the Board carefully considered the subadvisory arrangement and concluded that the approval of the Amendment was in the best interests of the Fund and its shareholders.

TABLE OF CONTENTS

INFORMATION STATEMENT
INTRODUCTION
APPOINTMENT OF INTERIM SUBADVISER TO THE FUND
VIA’S RECOMMENDATION AND THE BOARD OF DIRECTORS’ DECISION REGARDING THE INTERIM SUBADVISER
THE SUBADVISORY AGREEMENT
ADDITIONAL INFORMATION ABOUT THE SUBADVISER
THE INVESTMENT ADVISER AND THE SECOND MASTER INVESTMENT ADVISORY AGREEMENT
SUBADVISERS AND SUBADVISORY FEES PAID
PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS
RECORD OF BENEFICIAL OWNERSHIP
GENERAL INFORMATION
HOUSEHOLDING
FINANCIAL INFORMATION
APPENDIX A

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish the Fund’s shareholders with information about the Interim Subadviser within ninety days from the date that the subadviser is hired. This Information Statement provides that information, along with details of the new arrangement.

APPOINTMENT OF INTERIM SUBADVISER TO THE FUND

At the March Meeting, the Board approved the Amendment providing for compensation to Payden for managing the assets of the Fund formerly managed by Drake and on April 3, 2009, Payden began managing those additional assets. Analytic Investors, LLC (“Analytic”) and Mellon Capital Management Corporation (“Mellon”) continue to serve as subadvisers to the Fund.

Under the terms of the Subadvisory Agreement, Payden makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

Drake’s subadvisory agreement with the Fund was terminated on April 10, 2009, after Drake provided notice to VIA and the Fund of its decision to resign as a subadviser.

VIA’S RECOMMENDATION AND THE BOARD OF DIRECTORS’ DECISION
REGARDING THE INTERIM SUBADVISER

VIA recommended to the Board that Payden manage the assets formerly allocated to Drake on an interim basis, and that Payden employ a low duration global fixed income strategy. VIA recommended Payden because, among other things, in its view, based in part on information given to VIA by Payden, Payden (i) is competent at achieving attractive total returns in both absolute and relative terms in both rising and falling interest rate environments; (ii) has experience with a diverse mix of short-term portfolios, including registered investment companies with a low duration global fixed income mandate, pension plans, corporate cash portfolios, asset/liability portfolios, construction funds and liquidating trusts, which provides Payden with unique insight into adding value while controlling return volatility; (iii) has demonstrated an ability to take advantage of global and other opportunities as they arise; (v) has appropriate infrastructure and support staff; (vi) has an experienced investment team; and (vii) is already familiar with the Fund through its current role as subadviser. Payden, in addition to other investment advisers, is currently under consideration by VIA to manage the assets formerly allocated to Drake on a permanent basis. Before approving the Amendment, the Board, at the March Meeting, considered the recommendations of, and supporting analyses and data presented by, VIA.

With respect to the Board’s consideration of the Amendment, the Directors received written information in advance of the March Meeting from VIA, which included: (1) VIA’s rationale for selecting and recommending for Board approval Payden to manage additional assets of the Fund; (2) the nature, extent and quality of the services that Payden would provide to the Fund; (3) Payden’s experience, investment management business, personnel and operations; (4) Payden’s brokerage and trading policies and practices; (5) the level of the subadvisory fee to be charged to the Fund by Payden for managing the additional assets pursuant to a low duration global fixed income strategy and a comparison of that fee to the: (a) fees charged by Payden for managing other comparable accounts; and (b) fees charged by a group of U.S. separate account investment managers utilizing a short duration fixed income mandate (which includes low duration global mandates); (6) Payden’s historical performance returns utilizing a low duration global fixed income mandate and such performance compared to a relevant benchmark and peer group; (7) the Fund’s expected overall investment advisory fee and projected total expense ratio, taking into account the change in subadvisory arrangements, compared to a group of long-short funds; and (8) Payden’s financial condition.

In considering the information and materials described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the Amendment, the Directors considered the information received in advance of the March Meeting, the presentations made by, and discussions held with, representatives of Payden, VIA’s personnel and the VP Funds’ Chief Compliance Officer at an Investment Committee meeting held prior to the

March Meeting and at the March Meeting, as applicable, as well as a variety of factors, and reached the following conclusions:

Nature, Extent and Quality of Services.  With respect to the nature, extent and quality of the services expected to be provided by Payden with respect to its low duration global fixed income strategy, the Directors considered the specific investment process to be employed by Payden in managing the additional assets of the Fund to be allocated to it; the qualifications of Payden’s investment management team with regard to implementing a low duration global fixed income mandate; Payden’s overall favorable performance record as compared to a relevant benchmark and peer group; Payden’s infrastructure and whether it appeared to adequately support a low duration global fixed income strategy; and VIA’s rationale and favorable assessment as to the nature, quality and extent of the subadvisory services expected to be provided by Payden to the Fund with respect to a low duration global fixed income strategy. The Directors acknowledged that Payden has a successful performance record as a low duration fixed income manager; has an experienced portfolio management team; and appears to have adequate infrastructure and support staff to seek to achieve favorable results implementing a low duration global fixed income mandate for the Fund. The Directors concluded that the nature, extent and quality of the subadvisory services expected to be provided by Payden with respect to employing a low duration global fixed income strategy were appropriate for the Fund in light of its investment strategy and, thus, supported a decision to approve the Amendment.

Investment Performance.  The Directors evaluated Payden’s historical investment performance record in managing its clients’ assets utilizing a low duration global fixed income mandate and considered the performance record versus a relevant benchmark and peer group (based on information provided by an independent third-party source). The Directors concluded that the overall historical investment performance record of Payden supported approval of the Amendment.

Subadvisory Fee, Expense Ratio Impact and Economies of Scale.  In evaluating the proposed subadvisory fee for the low duration global fixed income strategy that Payden is to employ for the Fund, the Directors reviewed Payden’s subadvisory fee schedule. The Directors considered comparisons of the subadvisory fee to be charged by Payden to the Fund for the low duration global fixed income mandate with its fee schedule for managing other accounts with an investment mandate similar to the low duration global fixed income mandate Payden is to employ on behalf of the Fund. The Directors also considered that, according to the information provided by VIA, the proposed contractual fee schedule for Payden reflected the lowest fee rate currently charged by Payden to other accounts for which the subadviser provides advisory services utilizing a similar mandate, and, according to the information provided by VIA, is lower than its standard fee schedule for managing accounts with a similar mandate. The Directors also noted that Payden agreed to voluntarily waive a portion of its subadvisory fee for managing the additional assets of the Fund such that the effective fee rate for the low duration global fixed income mandate would be eight basis points during the interim period. Additionally, the nature of the subadvisory services Payden is to provide to the Fund appeared to be comparable to those Payden currently provides to its other subadvisory relationships.

The Directors reviewed information provided by VIA (which was based on an independent third-party source) on the fees charged to accounts with assets comparable to the amount of assets to be allocated initially to Payden with respect to the low duration global fixed income mandate to a group of U.S. separate account investment managers that employ a similar investment style to the investment style Payden is to employ for managing the additional assets of the Fund. According to the information provided, the contractual effective fee rate to be paid by the Fund to Payden for the low duration global fixed income mandate at the proposed initial asset allocation level would be below the median fee charged by such managers.

The Directors also considered that there would be no increase in the overall contractual subadvisory fees and, therefore, no increase in the total expense ratio of the Fund due to the appointment of Payden. Referring to data provided by VIA and compiled by Morningstar, Inc. (“Morningstar”), a provider of independent investment company data, the Directors also noted that the expected contractual total investment advisory fee for the Fund, taking into account the subadvisory fee to be paid to Payden for managing a low duration global fixed income strategy, was lower than the average and median investment advisory fee of a group of mutual funds in Morningstar’s long-short category. The Directors also considered information provided by VIA and compiled by Morningstar on the total expense ratios of a group of mutual funds in Morningstar’s long-short category, which showed that, if Payden managed a low duration global fixed income strategy for the Fund at the proposed subadvisory fee rate and initial asset allocation level, and taking into account the Fund’s other existing subadvisory arrangements and current subadvisory fee rates, the Fund’s expected total expense ratio would be below the average and median expense ratios of such funds.

The foregoing comparisons assisted the Directors in considering the Amendment by providing them with a basis for evaluating Payden’s fee for managing additional assets of the Fund, including in light of the Fund’s expected overall investment advisory fee and total expense ratio, on a relative basis. Based on this information, the Directors concluded that Payden’s subadvisory fee for managing the additional assets of the Fund appeared to be within a reasonable range for the services to be provided.

The Directors also reviewed the information provided by Payden regarding the estimated profits to be realized from its relationship with the Fund for managing the additional assets of the Fund pursuant to a low duration global fixed income mandate. In reviewing the extent to which economies of scale may be realized by the Fund as the assets of the Fund to be managed by Payden in the low duration global fixed income mandate grow, and whether the proposed fee levels reflect these economies, the Directors considered that Payden’s proposed contractual fee schedule for this mandate was the product of arm’s-length negotiations, and VIA’s assessment that the subadvisory fee schedule for this mandate reflects the lowest available fee schedule from Payden for like accounts (accounts of similar size and investment style). The Directors concluded that Payden’s proposed fee schedule for managing the additional assets of the Fund was appropriate at this time.

Other Considerations.  The Directors considered VIA’s judgment that Payden’s experience in managing global fixed income portfolios is expected to add value by contributing positively to the Fund’s performance while controlling risk. The Directors also considered their experience with Payden as a current subadviser to the Fund and certain other series of the VP Funds, as well as Payden’s familiarity with the Fund and other series of the VP Funds.

The Directors considered the selection and due diligence process employed by VIA in deciding to recommend Payden as an interim subadviser to manage additional assets of the Fund and also considered VIA’s conclusion that the fee to be paid by the Fund to Payden for managing the additional assets of the Fund is reasonable and appropriate in light of the nature and quality of services to be provided by Payden and the reasons supporting that conclusion. The Directors also considered information from VIA concerning its strategy to efficiently implement the transition of the additional assets to Payden. The Directors concluded that VIA’s recommendations and conclusions supported approval of the Amendment.

The Directors also considered the potential “fall-out” or ancillary benefits that may accrue to Payden due to its relationship with the Fund. The Directors considered that Payden does not anticipate any such benefits due to its relationship with the Fund.

Conclusion.  After full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the approval of the Amendment was in the best interests of the Fund and its shareholders, and approved the Amendment and the fee to be paid to Payden for managing the additional assets of the Fund.

THE SUBADVISORY AGREEMENT

The Subadvisory Agreement with Payden has terms substantially similar to the terms of the agreements with other subadvisers to the Fund, except for the fee rate payable by the Fund to Payden. Under the Subadvisory Agreement, Payden makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Payden discharges its responsibilities under the Subadvisory Agreement subject to the supervision of VIA and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The Subadvisory Agreement is originally dated October 27, 2007, with the Amendment dated April 3, 2009, and has a term ending February 28, 2010. Continuance of the Subadvisory Agreement requires the annual approval of the VP Funds’ Board, including a majority of the Independent Directors. For its services to the Fund under the Amendment, Payden receives a quarterly advisory fee based on the average daily net asset value of the assets of the Fund allocated to Payden’s low duration global fixed income strategy, with annual rates as follows: 0.19% on all assets.

Payden is not affiliated with VIA.

ADDITIONAL INFORMATION ABOUT THE SUBADVISER

Payden is located at 333 S. Grand Avenue, Suite 3200, Los Angeles, CA 90071. Payden is an independent investment adviser organized as a California corporation. Directors and principal executive officers of Payden, and their principal occupations, include:

Name	Title(s)
Joan Ann Payden	President, Chief Executive Officer, and Director
Brian Webb Matthews	Managing Principal, Chief Financial Officer, and Director
James Patrick Sarni	Managing Principal and Director
Mary Beth Syal	Managing Principal and Director
Scott Jay Weiner	Managing Principal and Director
Edward Sanfer Garlock	Managing Principal, Chief Compliance Officer, and Director
Asha Bhatt Joshi	Managing Principal and Director
Robin Bruce Creswell	Managing Principal and Director
Gregory Tyler Morrison	Managing Principal and Director

The business address of Mmes. Payden, Syal and Joshi and Messrs. Matthews, Sarni, Weiner, Garlock and Morrison is 333 S. Grand Avenue, Suite 3200, Los Angeles, CA 90071, and the business address of Mr. Creswell is 10 King William Street, London EC4N 7TW United Kingdom. As of May 31, 2009, Payden had approximately $44 billion in assets under management.

Information regarding a comparable U.S. registered mutual fund for which Payden serves as adviser is provided in Appendix A to this Information Statement.

THE INVESTMENT ADVISER AND THE SECOND
MASTER INVESTMENT ADVISORY AGREEMENT

VIA, 777 North Capitol Street, NE, Washington, DC 20002, is a wholly owned subsidiary of, and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company (“Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Joan McCallen serves as President and Chief Executive Officer of ICMA-RC, Manager and President of VIA and President and Principal Executive Officer of the VP Funds. Kathryn B. McGrath serves as Senior Vice President, Secretary and General Counsel of ICMA-RC, Secretary of VIA and Assistant Secretary of the VP Funds. Elizabeth Glista serves as Treasurer and Principal Financial Officer of the VP Funds, Senior Vice President and Chief Financial Officer of ICMA-RC, and Treasurer and Manager of VIA. Angela Montez serves as Deputy General Counsel and Managing Vice President of ICMA-RC and Secretary to the VP Funds.

VIA provides investment advisory services to the Fund pursuant to a Second Master Investment Advisory Agreement (“Second Master Agreement”). The Second Master Agreement, dated January 3, 2005 and amended December 29, 2005 and October 26, 2007, was last approved by the initial shareholder of the Fund on October 29, 2007. On January 9, 2009, the Board approved the continuance the Second Master Agreement through February 28, 2010. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and formulating each fund’s investment program. Additionally, VIA furnishes periodic reports to the Board regarding the investment strategy and performance of each VP Fund.

Pursuant to the Second Master Agreement, the VP Funds compensate VIA for these services to the Fund by paying VIA an annual advisory fee assessed against average daily net assets under management of 0.10%. VIA earned $416,967 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2008.

SUBADVISERS AND SUBADVISORY FEES PAID

As of December 31, 2008, the Fund had four subadvisers: Analytic, Drake, Mellon, and Payden. Drake served as subadviser for the Fund from October 26, 2007 through April 10, 2009, and it earned $320,006 in fees for services provided to the Fund during the fiscal year ended December 31, 2008. Over the same time period, Analytic, Mellon, and Payden earned $598,349, $855,176 and $177,553, respectively. Had Payden served as subadviser over the same period for the additional portion of the assets of the Fund as determined on April 3, 2009, taking into account Payden’s voluntary waiver, it would have earned an additional $83,154 in fees, or an additional $197,490 in fees without such waiver, for services provided to the Fund. The difference between the fees earned by Drake and the additional fees which would have been earned by Payden is $236,852 (taking into account Payden’s voluntary waiver), a 74% reduction, or $122,516 (not taking into account Payden’s voluntary waiver), a 38% reduction.

PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS

The Fund did not make any payments of commissions to any of its affiliated brokers during the fiscal year ended December 31, 2008.

RECORD OF BENEFICIAL OWNERSHIP

As of May 31, 2009, the Fund had 37,274,875 shares outstanding. A majority of the voting shares of the Fund and the VP Funds are held, either directly, or indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, by VantageTrust, a group trust sponsored and maintained by Trust Company. VantageTrust, 777 North Capitol Street, NE, Washington, DC 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. Trust Company, a New Hampshire non-depository banking corporation, has the power to vote the shares of the VP Funds held directly by VantageTrust and has the power to direct the vote of the shares of the underlying series of the VP Funds that are held indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds under the proxy voting policy adopted by VIA. Trust Company therefore has the power to vote more than 25% of the VP Funds’ voting securities and thus under the 1940 Act is considered to “control” the VP Funds. In addition, Trust Company has the power to vote more than 25% of the voting securities the Fund (see percentage below) and thus under the 1940 Act is considered to “control” the Fund. As a control person of the VP Funds and the Fund, Trust Company may possess the ability to control the outcome of matters submitted to the vote of shareholders. Both Trust Company and VIA are wholly owned subsidiaries of ICMA-RC.

As of May 31, 2009, VantageTrust held, directly or indirectly, 34,555,078 shares of the Fund or 92.70%. Also, as of May 31, 2009, the Directors and executive officers of the VP Funds, both individually and as a group, owned less than 1% of the Fund’s outstanding shares.

GENERAL INFORMATION

Distributor

ICMA-RC Services, LLC (“RC Services”), 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, serves as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2008.

Transfer Agent and Administrator

Vantagepoint Transfer Agents, LLC (“VTA”), 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, is the designated transfer agent of the VP Funds’ shares and, pursuant to a Transfer Agency and

Administrative Services Agreement, also provides certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans investing in the VP Funds. VTA is a wholly-owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of VTA. VTA received $1,505,705 in fees from the Fund during the fiscal year ended December 31, 2008 for the services it provided.

The VP Funds have entered into a Mutual Funds Service Agreement with J.P. Morgan Investor Services Co. (“JP Morgan”), 73 Tremont Street, Boston, MA 02108, whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the VP Funds has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or by calling the VP Funds toll free at 1-800-669-7400.

APPENDIX A

Comparable Fund Advised by Payden

	Approximate Total
	Fund Assets as of
	May 31, 2009	Advisory Fee (annually, as% of	Waiver of
Name of Fund	(millions)	average daily net assets)	Advisory Fee
Payden Global Short Bond Fund	$47	0.28%	N/A

Note: Payden was allocated approximately $104 million of the Vantagepoint Diversified Assets Fund’s total assets as of April 3, 2009.